COMPLIANCE CONSULTING AGREEMENT

This Compliance Consulting Agreement (the "Agreement") between the parties herein and is effective May 22, 2025, between Advisors Preferred LLC, a Maryland limited liability company located at 1445 Research Blvd., Suite 530, Rockville, MD 20850 ("AP") and The North Country Funds, a registered investment company organized as a Massachusetts business trust, with an office located at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474 (the "Trust"), on behalf of each portfolio series listed on the attached Appendix A, as may be amended from time to time (each a "Fund" and collectively "Funds"), with effect as of the date noted in Appendix A. This document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I.	SCOPE OF SERVICES

AP will provide compliance services to the Trust as set forth herein and assist the Trust in complying with the Federal Securities Laws (as defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

Phase I - Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, AP will perform the services listed below.

A.	Evaluation of Internal Control Structure

1.	Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively the "Service Providers").

2.	Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

3.	Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.	Review any written policies and procedures provided pursuant to Item B below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.
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B.	Policies and Procedures

Conduct a detailed review and assessment of the Trust's policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, policies and procedures relating to:

Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing policies and procedures:

1.	Circumstances that may necessitate the use of fair value prices;

2.	Criteria for determining when market quotations are no longer reliable for a particular portfolio security;

3.	Methodology or methodologies by which the Funds determine the current fair value of the portfolio securities; and

4.	Appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

Processing of Fund shares, with a focus on the following items:

1.	Segregation of investor orders received before the Funds price their shares from those that were received after the Funds price their shares; and

2.	Methodology used by the Funds to protect themselves and their shareholders against late trading.

Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

Protection of nonpublic information, including:

1.	Prohibitions against trading portfolio securities on the basis of information acquired by analysts or portfolio managers employed by the Trust or its Service Providers;

2.	Improper disclosure to third parties of material information about the Funds' portfolios, trading strategies, or pending transactions; and

3.	Improper purchase or sale of Fund shares by the Trust or its Service Providers' personnel based on material, nonpublic information about the Funds' portfolios.

Compliance with fund governance requirements, including the procedures to guard against:

1.	Improperly constituted Board of Trustees (the "Board");
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2.	Failure of the Board to properly consider matters entrusted to it; and

3.	Failure of the Board to request and consider information required by the 1940 Act from the Trust and its Service Providers.

The excessive short-term trading of mutual fund shares that may be harmful to the Funds, including a focus on the following areas:

1.	Consistency of policies and procedures with the Funds' disclosed policies regarding market timing;

2.	Monitoring of shareholder trades or flows of money in and out of the Funds in order to detect market timing activity;

3.	Enforcement of the Funds' policies regarding market timing;

4.	Prevention of short-term trading waivers that would harm the Funds or their shareholders or subordinate the interests of the Funds or their shareholders to those of the Trust or any other affiliated person or associated person of the Trust; and

5.	Reporting to the Fund's Board regarding all waivers granted, so that the Board can determine whether the waivers were proper.

Document retention and business continuity.

In addition, AP shall review the policies and procedures of the Trust's Service Providers, as they relate to the Trust's compliance with the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of each Fund's investment adviser shall cover, among other things, to the extent applicable to the Trust:

1.	Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Trust, and applicable regulatory restrictions;

2.	Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other services ("soft dollar arrangements"), and allocates aggregated trades among clients;

3.	Proprietary trading of the Trust and personal trading activities of supervised persons;
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4.	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

5.	Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

6.	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

7.	Marketing of advisory services, including the use of solicitors;

8.	Processes to value client holdings and assess fees based on those valuations;

9.	Safeguards for the privacy protection of client records and information; and

10.	Business continuity plans.

It is understood that the Chief Compliance Officer of each Fund's investment adviser is primarily responsible for compliance by such organization with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended, and for overseeing, with respect to the portfolios they advise, each of the foregoing items.

Underwriter Review

The review of the policies and procedures of each Fund's underwriter shall cover, among other things, to the extent applicable to the Trust:

1.	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

2.	The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

3.	Proprietary trading of each Fund and personal trading activities of supervised persons;

4.	Each Fund's selling agreement process;

5.	Payments of 12b-1 fees to selling brokers and others;

6.	Anti-money laundering policies and procedures;

7.	Advertising review process, submission of materials to FINRA and the maintenance of advertising review records; and
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8.	Business continuity plans.

Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of each Fund's administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to the Trust:

1.	The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

2.	Maintenance of Fund records including board materials and correspondence with regulators;

3.	Proprietary trading of each Fund and personal trading activities of supervised persons;

4.	Processes to ensure timely filing of Fund reports;

5.	Auditor’s comments noted in SSAE 18 reports and corrective procedures;

6.	Anti-money laundering policies and procedures; and

7.	Business continuity plans.

As part of its review, AP may rely on summaries, reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper developments and implementation of its policies and procedures. Although AP performs a review of each Service Provider's policies, procedures and standard business practices, AP is not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

Anti-Money Laundering Officer Services

1.	Appointment of Anti-Money Laundering Officer. The CCO provided by AP will also serve, subject to Board appointment, as the Anti-Money Laundering Officer (the "AMLO") for each Fund. The AMLO will have overall responsibility for administering and overseeing compliance with each Fund's anti-money laundering ("AML") program.

2.	AML Compliance. As part of the AML program, the AMLO shall, among other things:

(i)	Assist the Fund in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;
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(ii)	Review the adequacy of the Fund's AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Fund's AML program to accommodate changes in regulatory requirements and the Fund's business;

(iii)	Provide ongoing AML training for appropriate persons;

(iv)	Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of the Fund's personnel and relevant Service Providers;

(v)	Arrange for independent testing of the Fund's AML programs;

(vi)	Monitor and review AML responsibilities that have been delegated to Service Providers;

(vii)	Conduct on-site visits of appropriate Service Providers as necessary;

(viii)	Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

(ix)	Assist the Fund's personnel in responding to Section 314(a) information requests; and

(x)	Report to the Board.

3.	Representations and Warranties.

(a)	Representations and Warranties of AP. AP represents and warrants that:

(i)	It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of duties and obligations under this Agreement;

(ii)	It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his duties to the Fund, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund;

(iii)	It shall compensate the AMLO fairly, subject to the Board's right under any applicable regulations (e.g., Rule 38a-1 under the 1940 Act) to approve the designation, termination and level of compensation of the AMLO. In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance
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failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Fund or a Service Provider;

(iv)	It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by AP; and

(v)	It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)	Representations and Warranties of each Fund. The Fund represents and warrants that:

(i)	The AMLO shall be covered by the Fund's Directors and Officers/Errors and Omissions Policy; and

(ii)	The AMLO is a named officer in the Fund's resolutions and, though not specifically named in the Fund's organizational documents, subject to its provisions regarding indemnification of its officers.

4.	Removal of AMLO. The Board retains the right and authority to remove the AMLO at any time, with or without cause, without payment of any penalty. If the Board dismisses the AMLO, AP may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth herein.

If AP wishes to dismiss the AMLO under the terms of AP's arrangement with such person, or if such person resigns from AP, AP will present its plan of action to the Board prior to taking such action. Under such circumstances, AP may, at the Board's discretion, offer to present a candidate to the Board that would work through AP. If the Board approves the candidate as the new AMLO, the contract would continue as amended to so reflect.

5.	Consent to Examination. In connection with the AML program administered by AP, AP hereby consents to federal regulators' examination of information and records retained by AP to the extent such information and records relate to the AML program and to federal regulators' inspection of AP for purposes of the AML program.

Phase II - Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, AP will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, AP will recommend amendments and draft suggested refinements to policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

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1.	Consistency with regulatory expectations of risk-based policies and procedures;

2.	Maintaining compliance with Securities and Exchanges Commission ("SEC") regulations, under Rule 38a-1 under the 1940 Act; and

3.	Consistency within the structure, organization, and format of the policies and procedures.

Any amendments to the policies and procedures drafted by AP will be based on industry best practices and regulatory pronouncements. Upon completion of Phase II, the Trust will have customized policies and procedures that are designed to assist the Trust in complying with Rule 38a-1 under the 1940 Act. These procedures are compiled in a manual that also describes the overall implementation of the Trust's Compliance Program (the "Compliance Program Manual"). This Compliance Program Manual serves as the Trust's primary policy and procedures manual and includes summaries of the compliance policies and procedures of each of the Fund's Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

The Trust's Chief Compliance Officer will present any changes in the Compliance Program Manual to the Board for approval.

Thereafter, the Trust's Chief Compliance Officer will create any appropriate records and monitor the Trust's Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust's Service Providers.

The Trust's Chief Compliance Officer will conduct an annual review to assess compliance with the Trust's Compliance Program and its overall effectiveness, and will prepare a written report to the Trust's Board annually that addresses the operation of the policies and procedures of the Trust and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each "Material Compliance Matter" as defined in Rule 38a-1 of the 1940 Act.

II.	STAFFING

Under the terms of this Agreement, AP will provide the services of a qualified individual, subject appointment by the Board, as the Chief Compliance Officer for the Trust and each Fund. Duties under this Agreement may be executed through a combination on on-site visits (subject to safety considerations) and off-site communication. The timeline for this engagement, although subject to change, will generally be as follows:

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ON-SITE REVIEW

The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Trust.

Visits, if and when conducted, to Service Providers of the Trust will include:

1)	On-site visit to each Fund's administrator, fund accountant and transfer agent.

2)	On-site visit to each Fund's principal underwriter.

3)	On-site visit to each Fund's investment adviser.

4)	Visits to each of the foregoing Service Providers will include consultation with the chief compliance officer of the respective Service Provider.

OFF-SITE REVIEW

The off-site portion of this engagement will consist of AP devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Trust officers, legal advisors, etc. and preparing any amendments and drafting new policies and procedures as may be required under Phase II.

III.	PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, AP shall be compensated as indicated in the attached Appendix B plus out-of- pocket expenses. The payment of all fees and the reimbursement of all Out of Pocket Expenses shall be due and payable in advance at the beginning of each month (the "Due Date"), or on such other schedule that the Parties may agree to. Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

IV.	INDEPENDENT CONTRACTOR

AP shall act as an independent contractor and not as an agent of the Trust and AP shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall act as an appointed officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

AP does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be reference forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of AP are experts, and as such will make every reasonable effort to provide the services

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described in this Agreement. However, there is no guarantee that work performed by AP will be favorably received by any regulatory agency.

Though AP's work may involve analysis of accounting and financial records, at no time will work performed by AP be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by AP consist of a review of the internal controls of the Trust.

V.	PROPRIETARY INFORMATION

AP recognizes that the Trust may be subject to the provisions of the U.S. Securities and Exchange Commission's Regulation S-P, or other privacy rules promulgated under the Gramm-Leach-Bliley Act (the "GLBA"). In carrying out its consulting duties, AP will acquire information of a confidential nature relating to the Trust's business activities and its clients. AP hereby agrees to maintain the confidentiality of the Trust's information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Trust, a Fund or its Service Providers unless required by law or in response to regulatory inquiries.

VI.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

A.	Indemnification of AP.

The Trust shall on behalf of each Fund, indemnify and hold AP harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Trust's refusal or failure to comply with the terms of this Agreement, (ii) the Trust's lack of good faith, gross negligence or willful misconduct with respect to the Trust's performance under or in connection with this Agreement, or (iii) all reasonable actions taken by AP hereunder in good faith without gross negligence or willful misconduct. AP shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of AP, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, or willful misconduct. The Trust shall hold AP harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust or its other Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

B.	Indemnification of the Trust.

AP shall indemnify and hold the Trust and each Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to AP's refusal or failure to comply with the terms of this Agreement, or which arise out of AP's lack of good faith, gross negligence or willful misconduct with respect to AP's performance under or in connection with this Agreement.

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C.	Reliance.

Except to the extent that AP may be liable pursuant to this Section VI, AP shall not be liable for any action taken or failure to act in good faith in reliance upon:

1.	advice of the Trust or of counsel to the Trust;

2.	any written instruction or certified copy of any resolution of the Board, and AP may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by AP to have been validly executed;

3.	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by AP to be genuine and to have been signed or presented by the Trust or other proper party or parties; or

4.	reasonable actions taken by AP based on information provided by other Service Providers to the Trust.

AP shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which AP reasonably believes in good faith to be genuine.

D.	Errors of Others.

AP shall not be liable for the errors of other Service Providers to the Trust, and errors in information provided by an investment adviser or custodian to the Trust.

E.	Limitation of Shareholder and Board Liability.

The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and AP agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which AP's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of such Fund. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Amended and Restated Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally but shall bind only the property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is maintained by the Trust and filed with the SEC.

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In the event that AP is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which AP is not a party, AP shall promptly notify the Trust and shall be reimbursed by the Trust at the then current standard billing rates for AP's professional time and expenses, including reasonable attorneys' fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, he/she shall be covered under the Directors and Officers and Errors and Omissions insurance policy of the Trust in accordance with the terms therein and the deductible shall be covered by the Trust.

VII.	CONDITIONS PRECEDENT

The following conditions must be met prior to or within a reasonable amount of time following the execution of this Agreement:

A.           The investment adviser for each Fund will officially appoint a chief compliance officer pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 ("Advisers Act"), to fulfill all required duties thereunder.

B.           The Trust's Chief Compliance Officer shall be covered under the Trust's Directors and Officers and Errors and Omissions Insurance as an officer of the Trust.

VIII.	WARRANTY

AP warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

IX.	EFFECTIVE DATE, TERM AND TERMINATION

A.           Effective Date and Term. This Agreement shall become effective on the date first above written.

B.           Termination. This Agreement may be terminated (i) by either party by providing at least ninety (90) days written notice, (ii) in accordance with Section X as a result of the removal of the Chief Compliance Officer, or (iii) upon written notice of a material breach, provided that a party shall have 30 days to remedy a material breach. In the event of termination, AP agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its shareholders.

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C.           Fees Resulting from Termination. Except in the event of a termination (i) by the Trust due to an uncured material breach by AP or (ii) pursuant to Section X(b) or X(d), the Trust shall pay AP all compensation and fees owing on the date of termination or the date that the provision of services cease. For a termination (i) by the Trust due to an uncured material breach by AP or (ii) pursuant to Section X(b) or X(d), the Trust shall pay AP all compensation and fees owing through the date of termination or the date that the provision of services ceases, whichever is later.

D.           Reimbursement of AP's Expenses. In addition to the fees owing in accordance with subsection (c), if this Agreement is terminated for any reason with respect to a Fund or Funds, AP shall be entitled to collect from the Trust the amount of all of AP's reasonable labor charges and cash disbursements for services in connection with AP's activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.

X.	EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a-1

A.           Termination. If the Board dismisses the Trust's Chief Compliance Officer, this Agreement will either end immediately (subject to the provisions of Section IX) or, at the discretion of both parties, AP may present an alternative Chief Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement.

B.           Prevention of Termination. If AP wishes to dismiss the Chief Compliance Officer under the terms of AP's arrangement with the Chief Compliance Officer, AP will present its plan of action to the Board prior to taking such action. Under such circumstances AP may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through AP. If the Board approves the new Chief Compliance Officer, the contract would continue as amended to reflect the new Chief Compliance Officer. If, the Board chooses to engage its own Chief Compliance Officer as a result of AP dismissing the Chief Compliance Officer under this Agreement, the contract with AP would end, and the Trust would pay AP only for fees and Out of Pocket Expenses accrued up to the point in time when the Board's new Chief Compliance Officer officially assumes responsibility.

C.           Change in Compensation. If the Board decides to increase the Chief Compliance Officer's compensation or provide a bonus to the Chief Compliance Officer, then the fees paid to AP by the Trust will increase proportionately for any amounts it deems due to the Chief Compliance Officer above the amounts due to AP under this Agreement. Any attempt by the Board to reduce the salary of the Chief Compliance Officer would be contrary to the terms of this Agreement.

D.           Resignation by Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, AP may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance

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Officer duties under this Agreement. If the Board chooses to end its relationship with AP with respect to chief compliance officer services as a result of such voluntary resignation by the Chief Compliance Officer, this Agreement would end, and the Trust would pay AP only for fees and Out of Pocket Expenses accrued up to the point in time when the Board's new Chief Compliance Officer officially assumes responsibility. AP will make every effort to assist the Board in a smooth transition during this period.

XI.	MISCELLANEOUS

A.           Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

B.           Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Maryland.

C.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

D.           Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

E.           Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

F.            Force Majeure. Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

G.           Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

H.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, to each party at the address set forth below or at such new address designated by such party by notice given.

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To the Trust: Catherine Ayers-Rigsby President The North Country Funds 1445 Research Blvd., Suite 530 Rockville, MD 20850 240-223-1998 cayers-rigsby@cerosfs.com	To AP: Catherine Ayers-Rigsby CEO Advisors Preferred, LLC 1445 Research Blvd., Suite 530 Rockville, MD 20850 240-223-1998 cayers-rigsby@cerosfs.com

With a copy to:

Parker Bridgeport

Thompson Hine LLP

41 S. High Street, 17th Floor Columbus, OH 43215

(614) 469-3238

parker.bridgeport@thompsonhine.com

I.             Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

J.            Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

signature page follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement as amended to be executed in their names and on their behalf by and through their duly authorized persons.

The North Country Funds	Advisors Preferred, LLC
By: /s/________________	By: /s/________________
Catherine Ayers-Rigsby	Catherine Ayers-Rigsby
President	Chief Executive Officer

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APPENDIX A

Initial Fund	Effective
The North Country Large Cap Equity Fund	5-22-25

APPENDIX B

FEE INTENTIONALLY LEFT BLANK